Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-144281, 333-155355, 333-159126, 333-166349, 333-172838, 333-179625, 333-186764, 333-194010, 333-202221, and 333-209310 on Form S-8 of our report dated March 23, 2018, relating to the financial statements of comScore, Inc., and of our report dated March 23, 2018, relating to comScore, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of comScore, Inc.’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of comScore, Inc. for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Mclean, Virginia
March 23, 2018